Exhibit 10.20

FIRST AMENDMENT TO

THE PETCO ANIMAL SUPPLIES, INC.

DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT TO THE PETCO ANIMAL SUPPLIES, INC. DEFERRED COMPENSATION PLAN (this “Amendment”), effective as of January 13, 2005, is made and adopted by PETCO ANIMAL SUPPLIES STORES, INC., a Delaware corporation (formerly named PETCO Animal Supplies, Inc.) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains The PETCO Animal Supplies, Inc. Deferred Compensation Plan (the “Plan”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of January 13, 2005, the Company implemented a holding company form of organizational structure (the “Reorganization”) by the merger of PETCO Merger Co., a Delaware corporation and a wholly-owned subsidiary of PETCO Animal Supplies, Inc., a Delaware corporation formed for purposes of the Reorganization (“Parent”), with and into the Company, with the Company being the surviving corporation. As a result of the Reorganization, the Company became a direct, wholly-owned subsidiary of Parent and ceased to be a publicly-traded company. Parent is now a publicly-traded company on the Nasdaq National Market.

WHEREAS, pursuant to Section 11.2 of the Plan, the Plan may be amended by the Company.

WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth below to reflect the Reorganization.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. The name of the Plan is hereby changed to “The PETCO Animal Supplies Stores, Inc. Deferred Compensation Plan.”

2. Section 1.12 of the Plan is hereby amended to read as follows:

1.12 “Change in Control” shall mean:

(a) Any Person (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, other than Parent or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of Parent or any of its subsidiaries, or a corporation owned directly or indirectly by the shareowners of Parent in substantially the same proportions as their ownership of stock of Parent), or an underwriter temporarily holding securities pursuant to an offering of securities, becomes the “beneficial owner” (as used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of securities of Parent (excluding from the securities beneficially owned by such Person any securities acquired directly from Parent or its affiliates pursuant to express authorization by the Board of Directors of Parent citing this exception) representing fifty percent (50%) or more of the combined voting power of Parent’s then outstanding voting securities and representing more than the voting power then held by the shareowner that was the largest shareowner at the time conversion occurred; or

(b) During any period of two (2) consecutive years (not including any period prior to January 13, 2005), individuals who at the beginning of such period constitute the Board of Directors of Parent (and any new director, whose election by Parent’s shareowners was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) (collectively, the “Continuing Directors”), cease for any reason to constitute a majority thereof; provided, however, that individuals who are appointed to the Board of Directors of Parent pursuant to or in accordance with the terms of an agreement related to a merger, consolidation, or share exchange involving Parent (or any direct or indirect subsidiary of Parent) shall not be Continuing Directors for purposes of this Plan until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareowners of Parent at a meeting of shareowners held following consummation of such merger, consolidation or share exchange; or

(c) Any of the following occurs: (i) the Board of Directors of Parent (and, if needed, Parent’s shareowners) approve a plan of complete liquidation of Parent; or (ii) the sale, lease, exchange, transfer or other disposition of all or substantially all of Parent’s assets; or (iii) a merger, consolidation, share exchange, or reorganization of Parent with or involving any other corporation, other than a merger, consolidation, share exchange or reorganization that would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than fifty percent (50%) of the combined voting power of the voting securities of Parent (or such surviving entity) outstanding immediately after such merger, consolidation, share exchange or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee members of the Board of Directors of Parent).

The determination of whether a Change in Control has occurred shall be made by the Committee upon request of the Company or the Participant (or beneficiary if the Participant is deceased). The Committee may require the Company to furnish evidence to determine, or to enable the Committee to determine whether a Change in Control has occurred. In performing any of its obligations or taking any discretionary action under this Plan which is dependent upon a Change in Control having occurred, the Committee will be fully protected in relying on its determination, which may be based upon an opinion of counsel selected by the Committee that a Change in Control has occurred, unless such a determination arises out of the Committee’s gross negligence or willful misconduct. The Committee’s determination whether a Change in Control has occurred shall be communicated by the Committee to the Company and to the Participant (and beneficiary, if applicable) and shall be binding and conclusive on all persons.

3. Section 1.16 of the Plan is hereby amended to read as follows:

1.16 “Company” shall mean PETCO Animal Supplies Stores, Inc., a Delaware corporation, and any successor to all, or substantially all, of the Company’s assets or business.

4. A new Section 1.43 is hereby added to the Plan as follows:

1.43 “Parent” means PETCO Animal Supplies, Inc., the wholly-owning parent corporation of the Company.

5. This Amendment is not intended to constitute a “material modification” of the Plan under Section 409A of the Code and the Internal Revenue Service guidance issued thereunder, including, without limitation, Internal Revenue Service Notice 2005-1, Q/A-18 (a “Material Modification”). To the extent any provision of this Amendment would constitute a Material Modification of the Plan, such provision shall be null and void and of no further force or effect; provided, that the other provisions shall nevertheless remain effective and shall remain enforceable.

6. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

7. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

I hereby certify that the foregoing Amendment was duly authorized by the Board of Directors of PETCO Animal Supplies Stores, Inc. on March 9, 2005.

By:	/s/ Darragh J. Davis
Name:	Darragh J. Davis
Title:	Secretary

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